SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 5, 2004

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Commission File:
Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

EchoStar Communications Corporation Complaint

On January 5, 2004, we filed a complaint against EchoStar Communications Corporation in the U.S. District Court for the Eastern District of Texas alleging willful and deliberate infringement of U.S. Patent No. 6,233,389, entitled “Multimedia Time Warping System.” On January 15, 2004, we amended our complaint to add EchoStar DBS Corporation, EchoStar Technologies Corporation, and Echosphere Limited Liability Corporation as additional defendants. We allege that we are the owner of this patent, and further allege that the defendants have willfully and deliberately infringed this patent by making, selling, offering to sell and/or selling digital video recording devices, digital video recording device software and/or personal television services in the United States. We seek unspecified monetary damages as well as an injunction against the defendants’ further infringement of the patent. We could incur material expenses in this litigation.

Board Appointments

Effective January 5, 2004, our Board of Directors appointed Charles B. Fruit, Senior Vice President, Worldwide Media and Alliances for the Coca-Cola Company, and Joseph Uva, President and Chief Executive Officer of OMD Worldwide, a media buying and planning agency, to our Board to fill two vacancies, one of which was created by the concurrent resignation of James Barton from the Board. Mr. Barton remains as the Senior Vice President of Research and Development and Chief Technical Officer of TiVo. The appointment of Messrs. Fruit and Uva, and the resignation of Mr. Barton bring our Board into compliance with new Nasdaq corporate governance rules requiring listed companies to have a majority of independent directors.

Tribune Media Services, Inc. Agreement

On January 12, 2004 we executed a new Television Listings Data Agreement with Tribune Media Services, Inc. the current sole supplier of program guide data for the TiVo service. This agreement supersedes our existing television listing agreement with Tribune, which was originally executed in 1998. Pursuant to the new agreement, we will license program guide data for the TiVo service in exchange for monthly fees. In the event that we request format changes or require additional services, Tribune may increase its fees depending on the change in service requested. Pursuant to the new agreement, Tribune and we will indemnify each other against claims and damages by third parties for breach of the agreement, or personal injury, property damage or infringement of intellectual property claims arising from the agreement or the Tribune data. The new agreement will become effective on March 1, 2004, will have an initial term of three years and will automatically renew for up to two additional terms of one year each unless we notify Tribune of our desire to terminate the agreement at least 90 days before the end of the then-current term.

The Television Listings Data Agreement is filed as exhibit 10.1 to this current report on Form 8-K and is incorporated by reference in this report. The description of this agreement set forth in this current report is not complete and is qualified in its entirety by the provisions of the agreement itself.

Acquisition of Strangeberry Inc.

On January 12, 2004 we acquired Strangeberry Inc., a small Palo Alto based technology company specializing in using home network and broadband technologies to create new entertainment experiences on television. Strangeberry has created technology, based on industry standards and including a collection of protocols and tools, designed to enable the development of new broadband-based content delivery services. In exchange for all of the issued and outstanding capital stock of Strangeberry, we issued shares of TiVo common stock to the stockholders of Strangeberry in a private placement. We have agreed to file a registration statement on Form S-3 to cover the resale of these shares by the Strangeberry stockholders.

NBC Convertible Senior Note Conversion

In accordance with the terms and conditions of the indenture governing the convertible notes, National Broadcast Corporation, Inc., converted its notes on January 16, 2004, with a total face value of $10.0 million to 2,506,265 shares of our common stock at the conversion price in effect of $3.99 per share. As a result of the conversion, and consistent with prior conversions of our convertible notes, we expect to recognize an additional $4.5 million of non-cash interest expense during the quarter. As of January 17, 2004, we had outstanding convertible notes payable at face value of $10,450,000.

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	Exhibits.

The following exhibits are filed with this Form 8-K:

10.1+	Tribune Media Services Licensed Data Agreement—Television Listings Data Agreement, effective as of March 1, 2004, between Tribune Media Services, Inc. and TiVo Inc.

+	Confidential treatment has been requested as to portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: January 23, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President Worldwide Operations and Administration
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1+	Tribune Media Services Licensed Data Agreement—Television Listings Data Agreement, effective as of March 1, 2004, between Tribune Media Services, Inc. and TiVo Inc.

+	Confidential treatment has been requested as to portions of this exhibit.